ImClone Systems
Incorporated

180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

DANIEL S. LYNCH RESIGNS AS CEO OF IMCLONE SYSTEMS

Philip Frost, M.D., Ph.D, Named Interim CEO

Board Initiates External Search for Permanent Replacement

NEW YORK — November 10, 2005 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today that Daniel S. Lynch, Chief Executive Officer since February 2004, has resigned his positions of CEO and Director by mutual agreement with the Company’s Board of Directors.

Philip Frost, M.D., Ph.D, currently Executive Vice President and Chief Scientific Officer, will serve as Interim CEO while the Board conducts an external search for a permanent CEO.  Dr. Frost will continue to serve as the Company’s Chief Scientific Officer.

The Company will continue to focus its efforts on four strategic objectives: maximizing the commercial and clinical potential of Erbitux; advancing the Company’s pipeline of novel oncology product candidates; completing business development transactions that are strategically and financially compelling; and adding the key assets necessary for the Company to meet its goals.

“We want to thank Dan for his leadership during an important and challenging phase of ImClone Systems’ corporate growth and development,” stated David M. Kies, Chairman of ImClone Systems. “Dan has been instrumental in positioning the company for success, with its first commercialized oncology product in Erbitux® and many of the components of a fully integrated biopharmaceutical company in place.  Dr. Frost is a seasoned and highly respected pharmaceutical executive with over 30 years of experience in researching, developing and commercializing oncology products.  We are pleased to have a person of Phil’s caliber on our management team to step in and lead the Company during the external search for a permanent CEO.”

“ImClone Systems has strong management with proven expertise in each of the critical functional areas of a successful, integrated biopharmaceutical company,” said Dr. Frost.  “I look forward to working with my colleagues and the Board to ensure a smooth and successful transition to new leadership.”

From 1995 until he joined ImClone Systems, Dr. Frost served as Vice President of Oncology and as Co-Director of the Oncology Therapeutic Area Leadership Team at Wyeth. While at Wyeth, Dr. Frost was responsible for the establishment of molecular targeting as the central focus of Wyeth’s oncology drug discovery. Dr. Frost was also responsible for establishing numerous academic collaborations with major oncology institutions and was the primary reviewer for Wyeth of all potential oncology alliances in industry and academia.  Prior to coming to Wyeth, Dr. Frost served as a consultant for CaP Cure and as a Vice President of Oncology for the Sandoz Research Institute.

About ImClone Systems

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

# # #